EX-99.B11-tmkconsnt

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 21 to Registration Statement No. 33-11466 of TMK/United Funds, Inc. of our report dated February 6, 1998, appearing in the Statement of Additional Information, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.



Deloitte & Touche LLP
Kansas City, Missouri
June 29, 1998